Exhibit 10.1

AMENDMENT NO. 6 TO
SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

This Amendment No. 6 to Second Amended and Restated Receivables Purchase Agreement (this “Amendment”) is dated as of August 21, 2014, among Avnet Receivables Corporation, a Delaware corporation (“Seller”), Avnet, Inc., a New York corporation (“Avnet”), as initial Servicer (the Servicer together with Seller, the “Seller Parties” and each a “Seller Party”), each of the entities party hereto identified as a “Financial Institution” (together with any of their respective successors and assigns hereunder, the “Financial Institutions”), each of the entities party hereto identified as a “Company” (together with any of their respective successors and assigns hereunder, the “Companies”) and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA (Main Office Chicago)), as agent for the Purchasers or any successor agent hereunder (together with its successors and assigns hereunder, the “Agent”), amending the Second Amended and Restated Receivables Purchase Agreement, dated as of August 26, 2010, as amended by Amendment No. 1 thereto, dated as of December 28, 2010, Amendment No. 2 thereto, dated as of August 25, 2011, Amendment No. 3 thereto, dated as of March 7, 2012, Amendment No. 4 thereto, dated as of August 23, 2012, and Amendment No. 5 thereto, dated as of August 22, 2013, each among the Seller Parties, the Financial Institutions party thereto, the Companies party thereto, and the Agent (the “Original Agreement,” and as further amended, modified or supplemented from time to time, the “Receivables Purchase Agreement”).

RECITALS

The parties hereto are the current parties to the Original Agreement and they now desire to amend the Original Agreement, subject to the terms and conditions hereof, as more particularly described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions Used Herein. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth for such terms in, or incorporated by reference into, the Original Agreement.

Section 2. Amendment. Subject to the terms and conditions set forth herein, the Original Agreement is hereby amended as follows:

(a) The following new paragraphs are hereby added to the Preliminary Statements to the Original Agreement after the seventh existing paragraph:

“In connection with Amendment No. 5 to this Agreement, dated as of August 22, 2013, Section 13.7(b) of the Original Agreement was amended, various defined terms in the Original Agreement were amended and the term of this Agreement was extended until August 21, 2014.

Pursuant to an assignment agreement entered into as of August 21, 2014, BOFA and the BOFA Company each ceased to be parties to this Agreement, JPM Chase assigned its rights and duties as a Financial Institution hereunder to Chariot Funding LLC (“Chariot”), Branch Banking and Trust Company (“BB&T”) became a party hereto as a Financial Institution and as a Company (in the latter capacity, the “BB&T Company”) and Wells Fargo Bank, National Association (“WFB”) became a party hereto as a Financial Institution and as a Company (in the latter capacity, the “WFB Company”). JPM Chase continues to act as Agent hereunder and Chariot continues to be a Company hereunder.

In connection with Amendment No. 6 to this Agreement, dated as of August 21, 2014, the Liquidity Termination Date was extended to August 19, 2016, the Purchase Limit was increased to $900,000,000, and certain other revisions reflecting the addition of new Purchasers to this Agreement pursuant to the assignment agreement described above and addressing certain other matters were made.”

(b) Article II of the Original Agreement is hereby amended by adding thereto the following new Section 2.9:

“Section 2.9 Compliance with FATCA. If a payment made to a Purchaser under the Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to the Seller Parties and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Seller Parties or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller Parties or the Agent as may be necessary for the Seller Parties and the Agent to comply with their obligations under FATCA and to determine that such Purchaser has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. In the event that a Purchaser does not deliver to the Seller Parties and the Agent the documentation prescribed by applicable law or reasonably requested by the Seller Parties or the Agent, as required under this Section 2.9, the Seller Parties and the Agent shall be authorized to deduct from payments to be made to such Purchaser amounts representing taxes payable by such Purchaser under FATCA, as determined in the sole discretion of the Seller Parties or the Agent, and to remit such amounts to the applicable governmental authorities. For purposes of this Section 2.9, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.”

(c) Section 4.1 of the Original Agreement is hereby amended by deleting the last sentence thereof and replacing it with the following:

“Notwithstanding the foregoing, any Financial Institution that is also a Company shall continue to receive CP Costs and Company Costs in accordance with Article III rather than Yield at the Discount Rate in accordance with this Article IV; provided, that, for Chariot Funding LLC, the foregoing will only apply to those Purchaser Interests of Chariot Funding LLC that are funded by the issuance of Commercial Paper.”

(d) Section 5.1(p) of the Original Agreement is hereby amended by deleting the last sentence thereof and replacing it with the following:

“Such Seller Party is not and, will not as a result of the transactions contemplated hereby be, required to register as an “investment company” under the Investment Company Act of 1940, as amended, without reliance on the exceptions contained in Sections 3(c)(1) or 3(c)(7) thereunder unless such Seller Party is entitled to the benefit of the exclusion for loan securitizations in the Volcker Rule under C.F.R. 75.10(c)(8).”

(e) Section 5.1 of the Original Amendment is hereby amended by adding thereto the following new clause (x):

“(x) Anti-Corruption Laws and Sanctions. Neither the Seller Parties, nor any of their respective Subsidiaries, nor, to the knowledge of the Seller Parties or their respective Subsidiaries, any director, officer, employee, agent, affiliate or representative of the Seller Parties or their respective Subsidiaries, is an individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in any country or territory to the extent that such country or territory itself is the subject of any country-wide Sanction.”

(f) Section 7.1 of the Original Agreement is hereby amended by adding thereto the following new clause (q):

“(q) Anti-Corruption Laws and Sanctions. Each Seller Party will maintain in effect and enforce policies and procedures designed to ensure compliance by it and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.”

(g) Section 7.2 of the Original Agreement is hereby amended by adding thereto the following new clause (h):

“(h) Anti-Corruption Laws and Sanctions. The Seller shall not, directly or indirectly, sell any Purchaser Interest, and it will not knowingly use or procure for the use of any of its Subsidiaries, joint venture partner or other individual entity, the proceeds of the sale of any Purchaser Interest to fund any activities of or business with any individual or entity, or in any Sanctioned Country, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity of Sanctions.”

(h) Exhibit I to the Original agreement is hereby amended by adding thereto the following new definitions, in the proper alphabetical order:

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Seller Parties or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.”

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986 as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 147(b)(1) of the Code.”

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.”

“Sanctioned Country” shall mean, at any time, a country or territory which is the subject or target of any country-wide Sanctions.”

(i) The definition of “Credit Agreement” in Exhibit I to the Original Agreement is hereby deleted and replaced in its entirety with the following:

“Credit Agreement” means that certain Credit Agreement, dated as of July 9, 2014, among Avnet, Inc., certain other subsidiaries as borrowers, each lender from time to time party thereto and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, as in effect on July 9, 2014, and (i) with respect to Section 9.1(h) of this Agreement, without giving effect to any amendment, restatement, waiver, release, supplementation, cancellation, termination or other modification thereof: and (ii) with respect to all other Sections of this Agreement, after giving effect to any amendment, restatement, waiver, release, supplementation, cancellation, termination or other modification thereof.

(j) The definition of “Eligible Receivable” in Exhibit I to the Original Agreement is hereby amended by replacing “2.5%” with “5%” in the last proviso of clause (i) thereof which relates to Foreign Receivables.

(k) The definition of “LIBO Rate” in Exhibit I to the Original Agreement is hereby deleted and replaced in its entirety with the following:

“LIBO Rate” means the sum of (i) (x) with respect to Chariot Funding LLC, the Daily/90 Day LIBOR Rate, as defined in Schedule C, or (y) with respect to the other Financial Institutions, subject to the limitation contained in the last sentence of Section 4.1, (a) the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page1 (or any successor or substitute page) as the London Interbank offered rate for deposits in U.S. dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the relevant Tranche Period and for delivery on the first day of such Tranche Period, for the number of days comprised therein, and in an amount equal to or comparable to the amount of the Capital associated with such Tranche Period (provided, that if at least two such offered rates appear on Reuters Screen LIBOR01 Page1, the rate in respect of such Tranche Period will be the arithmetic mean of such offered rates), divided by (b) one minus a percentage (expressed as a decimal) equal to the daily average during such Tranche Period of the percentage in effect on each day of such Tranche Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto), for determining the aggregate maximum reserve requirements applicable to “Eurocurrency Liabilities” pursuant to Regulation D or any other then applicable regulation of such Board of Governors which prescribes reserve requirements applicable to “Eurocurrency Liabilities” as presently defined in Regulation D, plus (ii) the Applicable Margin. If for any reason the foregoing rates are unavailable from the Reuters service, then such rate of interest shall be based upon another market quotation rate source as determined by JPMorgan Chase Bank, N.A.

(l) The definition of “Liquidity Termination Date” in Exhibit I to the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Liquidity Termination Date” means August 19, 2016.

(m) The definition of “Purchase Limit” in Exhibit I to the Original Agreement is hereby amended by replacing $800,000,000 with $900,000,000.

(n) Schedule A to the Original Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

(o) Schedule C to the Original Agreement is hereby amended by deleting, from the definition of “Company Costs,” clause c. thereof in its entirety, renumbering the remaining clauses, deleting clause e. (formerly clause f.) in its entirety and replacing it with clause e. below and adding new clause f. below:

“e. For any Purchaser Interest purchased by the PNC Company or the WFB Company for any day, an amount equal to (i) the product of (A) the Daily/30 Day LIBOR Rate in respect of such day, and (B) the aggregate Capital associated with each Purchaser Interest that shall have been funded by the PNC Company or the WFB Company, as applicable, divided by (ii) 360. “Daily/30 Day LIBOR Rate” shall mean, for any day, a rate per annum equal to the one-month Eurodollar rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by PNC or WFB, as applicable, from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

f. For any Purchaser Interest purchased by the BB&T Company, for any day, an amount equal to (i) the product of (A) Daily/30 Day LIBOR Rate in respect of such day, and (B) the aggregate Capital associated with each Purchaser Interest that shall have been funded by the BB&T Company, divided by (ii) 360. “Daily/30 Day LIBOR Rate” shall mean, for any day, a rate per annum equal to the one-month Eurodollar rate for U.S. dollar deposits as reported on the display designated as Reuters Screen LIBOR01 Page (or such other successor page as may replace Reuters Screen LIBOR01 Page or such other service or services as may be nominated by ICE Benchmark Administration Limited for the purpose of displaying London interbank offered rates for U.S. dollar deposits), as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day in London, then the immediately preceding Business Day in London (or if not so reported, then as determined by BB&T from another recognized source for interbank quotation), in each case, changing when and as such rate changes. If BB&T is for any reason unable to determine the Daily/30 Day LIBOR Rate in the foregoing manner or has determined in good faith that the Daily/30 Day LIBOR Rate determined in such manner does not accurately reflect the cost of acquiring, funding or maintaining a Purchaser Interest, the Daily/30 Day LIBOR Rate for such day shall be the Alternate Base Rate.”

Section 3. Waiver. The Agent and each Financial Institution hereby waive their right to receive an Extension Notice in connection with the extension of the Liquidity Termination Date contemplated by this Amendment and hereby consent to the proposed extension of the Liquidity Termination Date as set forth herein.

Section 4. Conditions to Effectiveness of Amendment. This Amendment shall become effective as of the date hereof, upon the satisfaction of the conditions precedent that:

(a) Amendment. The Agent and each Seller Party shall have received, on or before the date hereof, executed counterparts of this Amendment, duly executed by each of the parties hereto.

(b) Assignment Agreement. The Agent and each Seller Party shall have received, on or before the date hereof, executed counterparts of the Assignment Agreement, dated as of the date hereof, by and among Bank of America, National Association, Wells Fargo Bank, National Association, Branch Banking and Trust Company, JPMorgan Chase Bank, N.A. and Chariot Funding LLC.

(c) Fee Letter. The Agent and each Seller Party shall have received, on or before the date hereof, executed counterparts of the Fee Letter, dated the date hereof (the “Fee Letter”), duly executed by the Agent, the Financial Institutions, the Companies, SMBC Nikko Securities America, Inc., as agent for the SMBC Company, and the Seller.

(d) Representations and Warranties. As of the date hereof, both before and after giving effect to this Amendment, all of the representations and warranties of each Seller Party contained in the Original Agreement and in each other Transaction Document shall be true and correct in all material respects as though made on the date hereof (and by its execution hereof, each Seller Party shall be deemed to have represented and warranted such); it being understood that any specific occurrence or occurrences constituting breaches of any representation or warranty, to the extent waived in writing by the Financial Institutions and the Companies, ceased to constitute any such breach (solely with respect to such specific occurrence or occurrences) from and after the date of such waiver.

(e) No Amortization Event or Potential Amortization Event. As of the date hereof, both before and after giving effect to this Amendment, no Amortization Event or Potential Amortization Event shall have occurred and be continuing (and by its execution hereof, each Seller Party shall be deemed to have represented and warranted such); it being understood that any specific occurrence or occurrences constituting Amortization Events or Potential Amortization Events, to the extent waived in writing by the Financial Institutions and the Companies, ceased to constitute Amortization Events or Potential Amortization Events (solely with respect to such specific occurrence or occurrences) from and after the date of such waiver.

(f) Renewal Fee. The Seller shall have paid, by wire transfer of immediately available funds, the Renewal Fee as defined in and in accordance with the Fee Letter.

Section 5. Miscellaneous.

(a) Effect; Ratification. The amendment set forth herein is effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed (i) to be a consent to, or an acknowledgment of, any amendment, waiver or modification of any other term or condition of the Original Agreement or of any other instrument or agreement referred to therein or (ii) to prejudice any right or remedy which the Agent, any Company or Financial Institution (or any of their respective assigns) may now have or may have in the future under or in connection with the Receivables Purchase Agreement, as amended hereby, or any other instrument or agreement referred to therein. Each reference in the Receivables Purchase Agreement to “this Agreement,” “herein,” “hereof” and words of like import and each reference in the other Transaction Documents to the Original Agreement or to the “Receivables Purchase Agreement” shall mean the Original Agreement as amended hereby. This Amendment shall be construed in connection with and as part of the Receivables Purchase Agreement and all terms, conditions, representations, warranties, covenants and agreements set forth in the Receivables Purchase Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

(b) Transaction Documents. This Amendment is a Transaction Document executed pursuant to the Receivables Purchase Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

(c) Costs, Fees and Expenses. Seller agrees to reimburse the Agent and each Purchaser and its assigns upon demand for all reasonable and documented out-of-pocket costs, fees and expenses in connection with the preparation, execution and delivery of this Amendment (including the reasonable fees and expenses of counsel to the Agent).

(d) Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart constituting an original and all of which when taken together shall constitute one and the same instrument.

(e) Severability. Any provision contained in this Amendment which is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions of this Amendment in that jurisdiction or the operation, enforceability or validity of such provision in any other jurisdiction.

(f) GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

(g) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT, ANY DOCUMENT EXECUTED BY ORIGINATOR PURSUANT TO THIS AMENDMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

AVNET RECEIVABLES CORPORATION,
as Seller

By: /s/ Kevin Moriarty
Name: Kevin Moriarty
Title: President

AVNET, INC., as Servicer

By: /s/ Erin Lewin
Name: Erin Lewin
Title: Senior Vice President and General Counsel

Commitment: $153,000,000	CHARIOT FUNDING LLC,

as a Company and as a Financial Institution	By:	JPMorgan Chase Bank, N.A., its Attorney-in-Fact

By: /s/ Corina Mills
Name: Corina Mills
Title: Executive Director

JPMORGAN CHASE BANK, N.A.,

as Agent

By: /s/ Corina Mills
Name: Corina Mills
Title: Executive Director

LIBERTY STREET FUNDING LLC,

as a Company

By: /s/ Jill A. Russo
Name: Jill A. Russo
Title: Vice President

Commitment: $153,000,000	THE BANK OF NOVA SCOTIA,

as a Financial Institution	By: /s/ Diane Emanuel

Name: Diane Emanuel Title: Managing Director

VICTORY RECEIVABLES CORPORATION, as a Company By: /s/ David V. DeAngelis

Name: David V. DeAngelis Title: Vice President
Commitment: $127,500,000	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

NEW YORK BRANCH, as a Financi	al Institution By: /s/ Matthew Antioco

Name: Matthew Antioco Title: Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Company By: /s/ Robyn Reeher

Name: Robyn Reeher Title: Vice President
Commitment: $125,000,000	PNC BANK, NATIONAL ASSOCIATION,

as a Financial Institution	By: /s/ Robyn Reeher

Name: Robyn Reeher Title: Vice President

as a Company	BRANCH BANKING AND TRUST COMPANY, By: /s/ Janet L. Wheeler

Commitment: $75,000,000	Name: Janet L. Wheeler Title: Vice President BRANCH BANKING AND TRUST COMPANY,

as a Financial Institution	By: /s/ Janet L. Wheeler

Name: Janet L. Wheeler Title: Vice President

as a Company	WELLS FARGO BANK, NATIONAL ASSOCIATION, By: /s/ Ryan C. Tozier

Name: Ryan C. Tozier Title: Vice President
Commitment: $150,000,000	WELLS FARGO BANK, NATIONAL ASSOCIATION,

as a Financial Institution	By: /s/ Ryan C. Tozier

Name: Ryan C. Tozier Title: Vice President

MANHATTAN ASSET FUNDING COMPANY LLC, as a Company
By: MAF Receivables Corp., its member By: /s/ Michael R. Newell

Name: Michael R. Newell Title: Vice President
SMBC NIKKO SECURITIES AMERICA, INC., as agent for the SMBC Company By: /s/ Naoya Miyagaki

Name: Naoya Miyagaki Title: President
Commitment: $127,500,000	SUMITOMO MITSUI BANKING CORPORATION, as a Financial Institution By: /s/ David W. Kee

Name: David W. Kee

Title: Managing Director

SCHEDULE A

COMMITMENTS, COMPANY PURCHASE LIMITS
AND RELATED FINANCIAL INSTITUTIONS

Commitments of Financial Institutions

Financial Institution	Commitment

Chariot Funding LLC	$153,000,000

The Bank of Nova Scotia	$153,000,000

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	$127,500,000

PNC Bank, National Association	$125,000,000

Sumitomo Mitsui Banking Corporation	$127,500,000

Branch Banking and Trust Company	$75,000,000

Wells Fargo Bank, National Association	$150,000,000

Company Purchase Limits and
Related Financial Institutions of Companies

Company	Company Purchase Limit	Related Financial Institution(s)

Chariot Funding LLC	$150,000,000	Chariot Funding LLC

Liberty Street Funding LLC	$150,000,000	The Bank of Nova Scotia

Victory Receivables Corporation	$125,000,000	The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch

PNC Bank, National Association	$125,000,000	PNC Bank, National Association

Manhattan Asset Funding Company LLC	$125,000,000	Sumitomo Mitsui Banking Corporation

Branch Banking and Trust Company	$75,000,000	Branch Banking and Trust Company

Wells Fargo Bank, National Association	$150,000,000	Wells Fargo Bank, National Association